FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE

September 28, 2011

First PacTrust Bancorp, Inc. Announces the Retirement of James Sheehy and the Appointment of Richard Herrin as Successor Corporate Secretary

Company Release - 09/28/2011

CHULA VISTA, Calif.--(BUSINESS WIRE) -- First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today the retirement of James Sheehy as Corporate Secretary of the Company and Bank, effective October 6, 2011.  The Bank’s Board of Directors appointed Richard Herrin, current Executive Vice President and Chief Administrative Officer of the Bank, to succeed Mr. Sheehy as Corporate Secretary. Additionally the Company also appointed Mr. Herrin as Executive Vice President of Strategic Initiatives.

In commenting on Mr. Sheehy’s retirement, Gregory Mitchell, the Company’s President and CEO noted that “Jim Sheehy has been instrumental in the historic transformation of Pacific Trust Bank and First PacTrust Bancorp, Inc.  During his 24 years of service to PacTrust, Jim assumed important leadership roles at the Bank and was a key participant in the conversion of PacTrust from a credit union to a mutual thrift and ultimately to a public company. We wish Jim the very best as he moves into the next chapter of his life and we remain confident that Richard Herrin will do an excellent job of filling many of Mr. Sheehy’s duties.”

In announcing his retirement, Mr. Sheehy noted, “After over 24-years of service with the institutions, I will miss Pacific Trust Bank and First PacTrust Bancorp a great deal. I am extremely proud of our accomplishments, but it’s time for me to move on to a new chapter in my life." Jim further states, “I’m looking forward to having the luxury and flexibility of time to spend with my family, and to pursue new endeavors in the future."

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. The Bank currently operates through eleven banking offices serving primarily San Diego and Riverside Counties in California.  The Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:

First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO

619-691-1519 x-4474